BIOSHAFT WATER TECHNOLOGY INC.

ANNOUNCES BID THROUGH ITS LICENSEE FPS

FOR KHARAFI NATIONAL IN DUBAI, UAE

Irvine, California (June 12, 2008) BioShaft Water Technology Inc. (the "Company" or "BioShaft") (OTC BB: BSHF) is pleased to announce that its licensee FPS has submitted a bid to provide seven waste water treatment plants for Kharafi National’s housing project in Dubai.

Established in 1976, Kharafi National is a leading developer, contractor and real estate management services provider in the Middle East. Kharafi National has an annual turnover approaching US$1 billion and a multi-national workforce of over 25,000.

The contract is for seven plants each with a capacity of 633,000 gallons per day per plant.

Dr. Hans Badreddine, CEO of BioShaft said, “FPS has been bidding on a number of projects in the Middle East as construction of new developments continues to expand in the region. There is a need for environmentally friendly waste water treatment plants that virtually eliminate sludge and our system fits the requirements.”

For further information, please contact:

Corporate Communications at (888) 299-1989

Samantha@bioshaft.com

About Bioshaft Water Technology Inc.

BioShaft is an innovative wastewater treatment technology based on Bio-Filtration utilizing sludge carriers. It is patented in the United Kingdom and the patent is pending in the United States. The plants have many benefits over traditional waste water treatment systems - almost no odor – the plants are considered odorless; the system virtually eliminates sludge, the system has much lower energy consumption, and less significant land requirements. For further information visit the company’s website www.bioshaft.com

This document contains statements about expected or anticipated future events that are forward-looking in nature and as a result, are subject to certain risks and uncertainties, such as general economic, market and business conditions, technical issues, competitive and general economic factors and conditions, the uncertainties resulting from potential delays or changes in plans, the occurrence of unexpected events, and the Company's capability to execute and implement its future plans. Actual results may differ materially from those projected by management. For such statements, we claim the safe harbour for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.